Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 7, 2018 (May 31, 2018 as it relates to the adoption of ASU 2014-09 as discussed in Note 14 of the financial statements, including the schedule listed in the Index at Item 15), relating to the consolidated financial statements and financial statement schedule of Caesars Entertainment Corporation and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes emphasis of matter paragraphs regarding (1) the Company’s change of its method of accounting for revenue in all periods presented due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and related amendments and (2) the Caesars Acquisition Company merger with and into the Company, with the Company as the surviving company on October 6, 2017) appearing in the Current Report on Form 8-K of Caesars Entertainment Corporation for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada June 4, 2018